Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Senior Management Team Changes

Lorin Crenshaw Named Chief Financial Officer; Jamie Standen Named Chief Commercial Officer

OVERLAND PARK, Kan. (Oct. 27, 2021) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced several changes to its senior management team to enable support of the company’s long-term strategic growth.

Bringing more than 25 years of diversified financial experience, including leadership positions in the lithium industry, Lorin Crenshaw is expected to join the company on Dec. 1, 2021, as chief financial officer. Crenshaw most recently served as chief financial officer at Orion Engineered Carbons S.A., a global supplier of specialty and high-performance carbon black, since 2019. Previously, Crenshaw served in several financial leadership roles from 2009 to 2019 at Albemarle Corporation, including as chief financial officer of Albemarle’s global lithium business from 2016 to 2019, and in prior years as treasurer and head of investor relations. Before his time at Albemarle, Crenshaw spent over 10 years as an equity and debt investor, respectively, at Citigroup Asset Management and PGIM Private Capital, formerly Prudential Capital Group. Crenshaw earned a Bachelor of Science in business administration from Florida A&M University and a Master of Business Administration from Columbia University.

At Compass Minerals, Crenshaw will be responsible for all aspects of financial management, including accounting, reporting, tax, internal audit, treasury, financial planning and analysis, and investor relations. Additionally, Crenshaw will lead the company’s global sourcing and procurement functions.

“Lorin’s broad financial expertise and lithium-specific experience combine to create an ideal skillset to help optimize shareholder value by fully leveraging our advantaged asset portfolio,” said Kevin S. Crutchfield, president and CEO. “I look forward to Lorin joining our team at this exciting time for Compass Minerals.”

Effective upon Crenshaw joining the company, Compass Minerals’ current chief financial officer, James D. “Jamie” Standen, will transition roles to serve as chief commercial officer. Serving as the company’s chief financial officer since 2017, Standen has held positions of increasing responsibility at Compass Minerals since first joining the company in 2006 as assistant treasurer. Prior to joining Compass Minerals, Standen spent six years in various roles at Kansas City Southern and two years with the public accounting firm Mayer Hoffman McCann P.C. He earned a Bachelor of Science in accounting with an emphasis in finance from the University of Kansas.

“I would put Jamie’s knowledge of our core business and markets up against anyone’s,” added Crutchfield. “He has created lasting value for the company at every position he’s held to date, and I have every confidence he’ll continue to do so in driving our commercial, innovation, logistics and customer service strategies as chief commercial officer.”

As a result of these appointments, Compass Minerals’ current chief commercial officer, Brad Griffith, has departed the company effective immediately to pursue other opportunities.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. And its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 15 production and packaging facilities with more than 2,000 employees throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s ability to fully leverage its asset portfolio. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
Chief Public Affairs and Sustainability Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com